Exhibit 99.1

OrthoPediatrics Announces Acquisition of Vilex and Novel External Fixation Technology

The Company to host conference call today at 8:30am ET

WARSAW, Indiana, June 5, 2019 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ:KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, is pleased to announce that it has acquired Vilex in Tennessee, Inc. (“Vilex”) and Orthex, LLC (collectively, “Vilex”), including its Orthex Hexapod circular fixation technology and proprietary CORA-based x-ray planning software, for a total of $60 million, consisting of $50 million in cash and $10 million in stock. The transaction will be financed, in part, with $30 million of new debt provided by Squadron Capital LLC on similar terms to the other debt it has provided OrthoPediatrics.

Vilex is primarily a foot and ankle surgery company with a product portfolio targeting pediatric patients and adults that generated $11.8 million in total sales, which are derived primarily from the U.S., and approximately $2.9 million of net income in full year 2018. Its Orthex Hexapod technology is its most rapidly growing system, reaching sales of $3.1 million in 2018, increasing more than 50% year-over-year since receiving FDA clearance in March 2016. Orthex is used to treat pediatric congenital deformities and limb length discrepancies such as fibula and tibia hemimelia, radial clubhand, ankle equinus, Blount’s disease, genu recurvatum, and multiapical deformities. Vilex also sells a range of 13 families of surgical products, some of which are used to treat pediatric conditions of the extremities such a flatfoot reconstruction, subtalar arthroereisis, and arthrodesis procedures of small bones.

The Orthex Hexapod system offers unique hardware, including its easily calibrated struts and infection-reducing Hydroxy-apatite coated pins. However, its key advantage is the patented point and click software, which dramatically simplifies deformity correction planning. This software was developed by Abraham Lavi, PhD, founder of Vilex, in conjunction with Dr. Dror Paley, founder of the Paley Institute of West Palm Beach, Florida. Dr. Paley is a pioneer of the Ilizarov method in the United States and has conducted more than 17,000 limb lengthening and reconstruction procedures, while also developing more than 100 new surgical procedures. He is also the author of Principles of Deformity Correction.

Mark Throdahl, President and CEO of OrthoPediatrics, commented, “This transaction closes the biggest gap in our Trauma & Deformity product offering. It increases our coverage of the Trauma & Deformity market from 60% to 80%, while also adding a number of foundational products in pediatric foot and ankle surgery in anticipation of the imminent launch of our PediFoot system. It also expands OP’s surgeon base to those deformity correction surgeons who treat children but may not practice in pediatric hospitals.”

Mr. Throdahl added, “We continue to believe in the power of focus and intend to remain exclusively focused on pediatric applications going forward. As such, we plan to identify a potential buyer for Vilex’s adult product line who is focused on the adult orthopedic space and is a synergistic fit for Vilex’s personnel, sales force and assets. The transaction could include an exclusive license of the Orthex technology for adult Foot & Ankle applications. We are confident there will be industry interest in this transaction, but we can make no assurances that such a sale will occur or its potential timing.”

Abe Lavi, Chairman of Vilex, commented, “Vilex is pleased to complete this transaction with an established company like OrthoPediatrics, which has worldwide distribution reach and extraordinary brand equity with pediatric orthopedic surgeons. The potential impact of the Orthex technology, combined with OrthoPediatrics’ product offering and developing pipeline, is enormous, and we look forward to OrthoPediatrics’ ability to capitalize specifically on the pediatric applications of our products. Going forward, I am confident that Vilex will receive the support of a company with the ability to maintain and grow Vilex’s leadership in the extremities market.”

Stifel Nicolaus & Company, Incorporated acted as financial advisor to OrthoPediatrics’ Board of Directors. Bingham Greenebaum Doll LLP served as legal counsel to OrthoPediatrics on the transaction. Warner Norcross & Judd LLP served as legal counsel to Vilex.

Conference Call and Webcast Information

OrthoPediatrics will hold a conference call and webcast today at 8:30am ET to discuss the acquisition, followed by a question and answer session. To listen to the live conference call, please dial (855) 289-4603 for domestic callers and (614) 999-9389 for international callers. The conference ID number is 6492524. A live webcast of the conference call will be available online from the investor relations page of the OrthoPediatrics’ corporate website at www.orthopediatrics.com.

A replay of the webcast will remain available on OrthoPediatrics’ website, www.orthopediatrics.com. In addition, a telephonic replay of the call will be available until June 12, 2019. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 6492524.

About Vilex

Vilex, founded in 1996, is a private company and Tennessee-based manufacturer of precision engineered extremity solutions, specializing in internal and external fixation devices for foot and ankle, pediatrics, deformity correction, and reconstructive surgery. Vilex sells its products throughout the United States and in international markets such as Colombia, Mexico, Brazil, Canada, and Israel. Vilex products are sold to orthopedic and podiatric surgeons, although the new Orthex technologies have to-date been adopted primarily by pediatric orthopedic specialists.

About OrthoPediatrics Corp.

Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 26 surgical systems that serve three of the largest categories within the pediatric orthopedic market. These systems span trauma and deformity correction, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and the Company distributes its products in the United States and 41 international countries.

Investor Contacts

The Ruth Group

Tram Bui / Emma Poalillo

(646) 536-7035 / 7024

tbui@theruthgroup.com / epoalillo@theruthgroup.com